Exhibit 99.1
Telenav, Inc.
April 25, 2013
2:00 p.m. Pacific Time
Operator
Good day and welcome to the Telenav's Third Quarter 2013 Fiscal Earnings Conference Call. Today's conference is being recorded and at this time, I'd like to turn the call over to Ms. Cynthia Hiponia. Please go ahead ma'am.
Cynthia Hiponia - Telenav, Inc. - IR
Thank you, Tom, this is Cynthia Hiponia, Telenav Investor Relations and I'm pleased to welcome you to Telenav's conference call to discuss its third quarter fiscal year 2013 earnings results.
After the market close today, Telenav issued a press release through Globe Newswire. The release is also available on the Telenav website at telenav.com. During the course of today's presentation, our executives will make forward-looking statements including statements regarding among others the Company's expected financial performance for the fourth quarter of fiscal 2013, fiscal 2013 and fiscal 2014.
Anticipated sources and mixes of revenue, expected profitability, product and business strategies, and strategic relationships; we wish to caution you that such statements are just predictions based on management's current expectations or beliefs and then actual events or results may differ materially. We refer you to documents we filed with the Securities and Exchange Commission including our Annual Report on Form 10-K and other periodic filings.
These documents identify important risk factors that could cause our actual results to differ materially from those contained in our forward-looking statements. We assume no duty to confirm, update or revise the financial forecast for the year or any forward-looking information in this call as a result of new developments or otherwise.
As announced earlier this month, Telenav closed its sale of the enterprise business during the fourth fiscal quarter. The results of operations of our enterprise business have been classified as discontinued operations in our income statement for all periods discussed unless otherwise stated.
Today, we will also be discussing our results on a GAAP as well as non-GAAP basis. These non-GAAP results including adjusting EBITDA also sometimes called pro forma results exclude stock-based compensation expense and assume that our preferred stock was converted for common stock on the state of issuance for calculations of earnings per share. We may use these additional non-GAAP measures as they believe they give useful operating information in addition to the GAAP results. A reconciliation of GAAP to non-GAAP financial statements is available in our press release and on our Investor Relations web page.
Let me now turn the call over to HP Jin, Telenav's President and CEO.
HP Jin - Telenav, Inc. - President, CEO
Thank you. Thank you for joining Telenav's third fiscal, third quarter fiscal 2013 earnings call. With me on the call today is our Chief Financial Officer, Mike Strambi. First I will discuss the highlights of our fiscal third quarter and provide an update on our progress in several strategic growth areas. Then I would turn the call over to Mike to discuss our financial results in more detail and provide our outlook.

As Cynthia noted, we'll discuss results in terms of continuing operations, which excludes our Enterprise business, which was sold in the April quarter. We achieved solid results in the third fiscal quarter with revenue from continuing operations of $55 million. For comparative purpose, including Enterprise revenue was $57.8 million. We are happy to report that, both results were above the guidance we provided on our last call.
Strategic growth and international revenue from continuing operations in the third quarter was over $32 million, up 46% quarter-over-quarter and up 115% year-over-year. This represented 58% of the total revenue as compared to 46% of total revenue in the prior quarter and 27% of total revenue in the prior year.
As expected, our traditional carrier paid mobile business continues to decline as a percentage of revenue, while paid bundling arrangement with Sprint, which was set to expire at the end of June 2013, has been extended by an additional quarter for $3.6 million.
It is important to note that we are not forecasting any incremental revenue from Sprint related to bundling post to the September 2013 quarter. As we have discussed on prior calls, the termination of the paid bundles, we expected to have significant short-term negative financial impact to revenue, margins and profitability.
However, our strategic partnership with Sprint remains effective until the end of calendar 2015. This partnership includes pre-load and joint marketing of our Scout branded product to be monetized through revenue share of advertising and premium up-sell opportunities.
Our diversification from our traditional tariff paid mobile business is led by our automotive business with revenue in the third quarter reaching $25.3 million, representing 46% of the total revenue and the growth of 61% quarter-over-quarter and the 273% year-over-year. Telenav now is imbedded in 15 of 24 models in North America.
In the March quarter, Ford began shipping cars to China showroom floors, which include Telenav navigation solution. Telenav recognized in excess of $1 million in revenue for these shipments. We are very pleased with the results of our first quarter in China with Ford.
We remained on track to extend with Ford in Europe, Australia and the New Zealand during calendar 2014. Previously, we estimated that the revenue from our automotive business should double year-over-year to over $15 million in fiscal 2013. We are pleased that we achieved this goal early and now expect revenue from automotive to exceed $65 million in fiscal 2013 or approximately 35% of total revenue. However, as we complete our lower with Ford in North America, we start to see there year-over-year growth rates in automotive begin to moderate in fiscal 2013.
In April, we announced our New Scout for Cars Built in Navigation Product. We have integrated in-dash navigation with mobile and cloud services for real-time, personalized information. Automakers now have the ability to offer in-car navigation with always up-to-date content and the services. The consumer can experience the Scout navigation service inside or away from the car in a seamless way.
During the third quarter, Telenav launched a new features on Scout for iPhone that make it easy for users to plan with friends by sharing locations and turn by turn navigation. The app store ratings for Scout or for iPhone was consistently rated 4.5 stars in the third quarter of fiscal 2013.
Our mission is to help to make people's lives less stressful, more productive, and more fun when they are on the go. To fulfill this mission, we continue to invest in creating features to differentiate Scout and add value to our users. For example, we recently announced the major upcoming updates to our free Scout for phones application. This includes 3D buildings and landmarks and improvement to the application, applicant is Traffic content and user interface.

We are adding our ability to easily report have the instant information, which Scout were then integrated into its traffic and congestion database. We are also expanding the overall traffic coverage by five times, by adding information for arterial roadways. Our user interface will feature improvements that will update drivers on upcoming traffic and alternate routes.
In mobile advertising, we're seeing significant progress in our Scout advertising platform. We experienced a significant increase in bookings with the local advertisers, and strong advertiser three months renewal rate of over 50%. While the numbers remain relatively small, we are encouraged by the momentum, we are seeing all with respect to customer engagements and our ongoing targeting enhancement to our platforms. We recently released data remain across our search and navigation infrastructure, about located and driving behavior in 15 cities across the US to understand the distance, consumers drive to get to various types of businesses.
The entire data is available on our website, however as a example the data shows how far someone in Seattle may go for copy versus someone in Boston, that differences in preference and behavior and our ability to mind the massive amount of data available to us from various sources, present us with a unique capability to refine our advertising targeting, for instance the proper for copy advertiser in Seattle would be different than in Boston. As we continue to update our data, we anticipate being able to offer our advertisers better performing campaigns with much more precisions.
In summary, during the third quarter, we focused our business objectives and invested in strategic areas while are prudently managing our costs. As we continue to align our resources and optimize our business towards the higher growth market of automotive, mobile advertising and the premium services. We do not anticipate net reduction in our cost structure in the near-term.
We recognize that this means in fiscal year 2014, we would expect to incur operating losses. We will continue to make strategic investment for long-term growth. The reason we were able to achieve 115% year-over-year growth in strategic growth and international in the third quarter is due to investments we made several years ago.
Based on our past investment success in automotive and businesses, we are confident that continuing investment now even in the phase of short-term revenue pressures will result in the greatest return to own investment for shareholders, based on the significant market opportunities, which we're pursuing. Let me now turn the call over to Mike Strambi, our CFO. Mike?
Michael Strambi - Telenav, Inc. - CFO
Thank you, HP. As HP mentioned, we closed the sale of our enterprise business earlier this month as part of our strategy to strengthen and focus more on our strategic growth areas. The sales closed on April 16, 2013. However, the effected date in terms of financial reporting is April 1. The net operating results of our enterprise business are reported as income from discontinued operations at net of tax for all periods presented. And the remainder of our business is reported as income from continuing operations net of tax.
Let me now discuss results of the third quarter in more detail. These discussions unless otherwise indicated are for our continuing operations. Revenue in the third fiscal quarter was $55 million which includes approximately $2.8 million of revenue from the discontinued operations of our Enterprise business. This compares with $47.2 million of revenue from continuing operations in the prior sequential quarter and $54.5 million in the third quarter of fiscal 2012.
The increase in revenue was primarily driven by a $7.7 million in revenue related to customize engineering services provided to our automotive customers. In addition to this growth, we saw a positive impact for revenue from the recognition of $4 million for map content upgrades with Ford.

Revenue from our product business which primarily consists of the delivery of customized software and royalties earned from our navigation solution with Ford was $24.8 million in the third quarter up from $14.5 million in the prior quarter and $9.8 million in the year ago quarter.
This represents 71% growth sequentially and a 154% growth year-over-year. Revenue from our services business was $30.2 million down from $32.7 million in the prior quarter and $44.8 million in the year ago quarter reflecting the effect of the Sprint agreement revised in July 2012 in which the quarterly revenue under the Sprint bundle was reduced.
And the continuing pressure on our other carrier business including AT&T. Strategic growth in international revenue excluding revenue from our Enterprise business in the third quarter was $32.1 million, up 46% from $21.9 million from the prior quarter and up 115% from $14.9 million in the third quarter of last year. Strategic growth in international revenue represented 58% of total revenue in the quarter.
To provide you a little more granularity, automotive revenue consisting of revenue from Ford was $25.3 million, up from $15.1 million sequentially and $10.3 million year-over-year. Advertising and premium revenue was $2.8 million, up from $2.7 million in the prior quarter. We were disappointed with these results. However, we do not believe they reflect the longer term trend as we achieved healthy advertising bookings during the quarter.
International revenue was $3.9 million, down from $4.1 million sequentially and up from $3.2 million year-over-year primarily due to a change in our relationship with China Mobile. And as a remainder, any revenue on automotive navigation shipments outside the US is not currently classified as international revenue as our major automotive customers are US based.
For the March quarter, AT&T comprised 23% of revenue compared to 33% in the year-ago quarter. The decrease was the result of a continuing pressure on our carrier business as I mentioned earlier. Sprint comprised 15% of revenue, compared to 34% than the year ago quarter. Gross margin for the quarter was 61%, down from 63% in the prior quarter and 74% in the same quarter last year.
The sequential decrease in gross margin was in part a result of a one-time charge taken, related to contractual commitments, which we incurred as a result of improved engineering processes. The decrease in gross margin year-over-year was consistent with our expectations based on our revenue mix shift towards automotive. We continue to expect our overall gross margins to be declining based on the mix shift toward automotive revenue.
Non-GAAP gross margin for the quarter was 63%, down from 72% in the prior quarter and 75% in the same quarter last year. Research and development expenses in the quarter were $16.1 million, up from $14.3 million in the December quarter and down from $17.3 million in the March quarter of last year. The sequential increase in R&D was partially a result of a $1 million reimbursement in the prior quarter related to cost incurred in connection with the cost recovery contract with a third-party.
Sales and marketing expenses were $7.9 million, up from $7.6 million in the December quarter and $7.3 million in the same quarter last year. General and administrative expenses were $5.3 million, which compares with $7.4 million in the prior quarter and $5.5 million in the third quarter of fiscal 2012. The sequential decrease was primarily a result of charges we incurred in the December quarter for a legal settlement with Navtec related to a previously disclosed royalty dispute.
Stock-based compensation expense for the March quarter was $2.6 million. On a GAAP basis, net income from continuing operations for the third quarter of fiscal 2013 was $3.8 million or $0.09 per diluted share compared to net income from continuing operations of $400,000 or $0.01 per diluted share in the second quarter of fiscal 2013 and net income from continuing operations of $7.1 million or $0.16 per diluted share for the third quarter of fiscal 2012.

For the sequential increase in net income from continuing operations for the third quarter was primarily a result of higher performance of our automotive business. The year-over-year decrease of net income from continuing operations was primarily a result of lower gross margin for the reasons I mentioned earlier. For the third quarter non-GAAP net income was $6.9 million or $0.17 per diluted share which compares to a $4.2 million or $0.10 per diluted share in the second quarter of fiscal 2013, and $8.7 million or $0.20 per diluted share in the third quarter of fiscal 2012.
We generated adjusted EBITDA of $8.8 million in the quarter. Turning to the balance sheet, we continue to be debt free and ended the March quarter with approximately $188 million in cash, cash equivalents and short-term investments. This is a decrease from the $208 million in the prior quarter, as a result of approximately $12 million in stock repurchases and the effect of significant prepayments and prior quarters from certain customers on our operating cash flow.
We ended the quarter with 833 full-time employees, a decrease from 874 at December 2012 quarter end. The effect of the Enterprise business will result in a revised headcount of 760. Now on to our financial outlook for the June quarter and full fiscal year ending June 30, 2013.
Our guidance will be for continuing business operations unless otherwise stated. Our business outlook for the June quarter is as follows. In April 2013, Telenav and Sprint agreed to extend their bundle agreement through September 30, 2013 because of the manner which Telenav recognizes revenue for bundled services to Sprint, the extension of the agreement with Sprint by 90 days requires Telenav to recognize some revenue that otherwise would have been recognized in the fourth quarter of fiscal 2013 in the first quarter of fiscal 2014.
As a result, Sprint bundle revenue for the fiscal fourth quarter 2013, and fiscal first quarter 2014 will be approximately $5.5 million for each quarter. Telenav's guidance is provided for continuing operations unless otherwise stated. Total revenue from continuing operations is expected to be $41 million to $43 million. Revenue from continuing operations from strategic growth areas and international is expected to be 55% to 60% of total revenue.
GAAP gross margin from continuing operations is expected to be 63% to 64%. Non-GAAP gross margin from continuing operations is expected to be 65% to 66%, and excludes adjustments, which include the amortization of capitalized software and developed technology of approximately $1 million. GAAP operating expenses from continuing operations are expected to be $30 million to $31 million. Non-GAAP operating expenses from continuing operations are expected to be $27 million to $28 million.
GAAP net loss from continuing operations is expected to be minus $1 million to minus $2 million, excluding net income from discontinued operations on the gain on the sale of the Enterprise business of approximately $6 million net of tax or per diluted share of range of minus $0.02 to $0.05 per share.
Non-GAAP net income is expected to be $2 million to $3 million, and excludes a tax effected impact of approximately $3 million of stock-based compensation expense, approximately $1 million of capitalized software and developed technology amortization expenses, and approximately $9.5 million of income from discontinued operations or per diluted share of range of $0.05 to $0.07.
Adjusted EBITDA, earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, and income from discontinued operations is expected to be $1.5 million to $2.5 million, and excludes the impact of approximately $3 million in stock-based compensation expenses, approximately $2.5 million for depreciation and amortization expenses, and approximately $9.5 million of income from discontinued operations. Weighted average diluted shares outstanding are expected to be approximately $41 million.
For the fiscal year ending June 30, 2013, our business outlook is as follows. Total revenue from continuing operations is expected to be $186 million to $188 million, reflecting the exclusion of $9.6 million in revenue earned and the nine months ended March 31, 2013 on the discontinued operations from the sale of the enterprise business in April 2013.
Revenue from continuing operation from strategic growth areas in international is expected to be approximately 50% of total revenue from continuing operations for the fiscal year and reflects the exclusion of $9.6 million in revenue earned in a nine months ended March 31, 2013 on the discontinued operations from the sale of the enterprise business in April.
GAAP gross margin from continuing operations is expected to be approximately 65%. GAAP net income from continuing operations is expected to be $4 million to $5 million, excluding net income from discounted operations of approximately $7 million or per diluted share a range of $0.10 to $0.12. Non-GAAP net income is expected to be $17 million to $18 million, and excludes the tax effected impact of approximately $9.5 million of stock-based compensation expense, approximately $4 million of capitalized software and developed technology amortization expenses, approximately $1.3 million of legal settlement, and approximately $11 million of income from discontinued operations or per diluted share a range of $0.40 to $0.43.
Adjusted EBITDA, earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, legal settlements and gain and income from discontinued operations is expected to be $23 million to $24 million, and excludes the impact of approximately $9.5 million in stock-based compensation expenses, approximately $9 million of depreciation and amortization expenses, and approximately $11 million of income from discontinued operations.
Weighted average diluted shares outstanding are expected to be approximately $42 million. Given that we have provided guidance in the fourth quarter of an operating loss from continuing operations, we believe it is prudent to provide some directional guidance for fiscal 2014 regarding operating cost. As such Telenav does not anticipate operating cost reductions in fiscal 2014 and expects to incur losses in fiscal 2014.
With that HP and I are available to take your questions. Operator, if you could please open the line for questions.
QUESTION AND ANSWER
Operator
(Operator Instructions) We'll take our first question from Ron Shuttleworth with M Partners.
Ron Shuttleworth - M Partners - Analyst
Hi, good afternoon folks.
HP Jin - Telenav, Inc. - President, CEO
Hi, Ron, how are you?
Ron Shuttleworth - M Partners - Analyst
I'm good, thanks. The 2014 outlook of since we incurring losses has a lot of implications and I am just -- can you just give a little bit of clarity around that please?
HP Jin - Telenav, Inc. - President, CEO

We're not giving like a specific guideline for our fiscal 2014, but since we are guiding Q4 to our operating loss, so we feel a time is a kind of to give direction of guidance on fiscal 2014. And also we've made a comment about the cost side. So the cost side given the strong momentum we're building in this strategic growth areas. We like to invest and so that actually require us to have a net more or less flat cost. So that gives us some kind of a comfort in guiding the direction of guidance for fiscal 2014. And it's hard to give anything beyond that. We will give more details at the next quarter.
Ron Shuttleworth - M Partners - Analyst
Okay. Basically what you're saying is that, you expect a more erosion of top line revenue in 2014?
HP Jin - Telenav, Inc. - President, CEO
Mainly due to the Sprint, right Sprint and we have the major reason for the loss of revenue. And then there is some revenue ups and revenue downs. So it's hard to give a clear guidance at this point.
Ron Shuttleworth - M Partners - Analyst
Okay. And because the losing we all know here, you're losing the Sprint revenue and you've also know it for quite a while. And so you're telling in the market that you're telling us that there is no additional growth in revenue from any of your other businesses to help offset that, is that what you're basically saying?
Michael Strambi - Telenav, Inc. - CFO
It's another reason is also margin our shift right. So the additional business we had the higher margin with automotive business of that margin is lower. So with that change of the mix also reduce the profitability. So there will be some compose definitely in the growth areas will continue to grow. It will decline to the contingent decline, but in terms of exact the rate of each is quite dynamic. So it's a good to wait another quarter to give full-year guidance.
Ron Shuttleworth - M Partners - Analyst
So the next around gross margins is, now you've had some experience over two years experience with Ford and you can't know we are going with your automotive space, where do you see your gross margins settling in that as you have recast your company as more of an automotive network type of company, where did you see gross margins finally settling--?
Michael Strambi - Telenav, Inc. - CFO
So again Ron, we're not giving formal guidance into 2014, but as HP alluded to the increasing mix of automotive, there is a -- the largest impact on that -- to that -- previously spoken that our automotive gross margins were generally going to be a closer to the 50%, and we've previously also have indicated as we expand our geographic footprint our experiences is that the math costs are higher proportionately in their rational regions, so we think there will be continued downward pressure across our overall gross margin as a result of that.
Ron Shuttleworth - M Partners - Analyst
Okay. And are you launching the Chinese automotive company in this calendar year?
Michael Strambi - Telenav, Inc. - CFO

We are pleased to announce that we have singed an arrangement through Delphi with the large China auto manufacturer I think that's why
Ron Shuttleworth - M Partners - Analyst
That's correct.
Michael Strambi - Telenav, Inc. - CFO
What you are alluding to and we anticipate that would be sometime in calendar 2014?
Ron Shuttleworth - M Partners - Analyst
Okay. All right, so that will be--
Michael Strambi - Telenav, Inc. - CFO
And as we indicated on the--
Ron Shuttleworth - M Partners - Analyst
Go ahead.
Michael Strambi - Telenav, Inc. - CFO
As we indicated on the call, of course we've launched in the China geography this past quarter through Ford.
Ron Shuttleworth - M Partners - Analyst
Right, got it. So the Delphi Chinese manufacturers you are looking at probably fiscal 2015 before you start recognize?
Michael Strambi - Telenav, Inc. - CFO
Yes, I think it's closer to that. That's correct.
Ron Shuttleworth - M Partners - Analyst
Okay, I assume we structured similarly to Delphi deal you have done with the GM?
Michael Strambi - Telenav, Inc. - CFO
Yes, very similar.
Ron Shuttleworth - M Partners - Analyst
Okay. All right, can you have other ones in the pipeline that have near-term potential of course--?
Michael Strambi - Telenav, Inc. - CFO
Yes, we're working on some deals potentially for mid-term, not the really near-term within a year. It's hard to take anything done within a year. But at the (inaudible) there is potential to have impacting the second year. But we're not expecting higher volume in second year. But there are possibilities. Okay, all right. Thanks for your time. I'll go back into the queue.

Ron Shuttleworth - M Partners - Analyst
Thank you.
Operator
(Operator Instructions) We'll go next to Greg Burns with Sidoti & Company.
Gregory Burns - Sidoti & Co. - Analyst
Good afternoon. I was just wondering--
HP Jin - Telenav, Inc. - President, CEO
Good afternoon.
Gregory Burns - Sidoti & Co. - Analyst
I was just wondering if you could give us a little more insight into the change in the relationship with China Mobile, what that means and kind of also what that means to the growth rate of your international business revenue?
HP Jin - Telenav, Inc. - President, CEO
Now for China Mobile, we have been working with China Mobile long time, but hasn't been for generating result as a way expect it and also recently the business when doing the negotiation with them, the busy model got even changed to a more or like software development for the model. So we don't feel that is in line with our long-term strategy in China, so we decided to not to renewal rather than focus on our own branded products in China and also focusing on auto business in China. In terms of overall revenue for international right now, we're not really giving guidance for the next year but we're not looking into set high growth or maybe some decline in that business, in mobile side, it is combined with auto then we'll see growth.
Gregory Burns - Sidoti & Co. - Analyst
Okay. So going forward, when you report international, it will become a blend of auto and mobile?
HP Jin - Telenav, Inc. - President, CEO
So we haven't really decided on that one yet right. So we will, I guess to investigate that one. Mike, you comment on that--?
Michael Strambi - Telenav, Inc. - CFO
Sure. So as we indicated in our prepared remarks, we've been quite literal with regard to what we classify as international. And so our in-customer today is Ford US, even though we're distributing geographically into Mexico, into China, into South America, and our indicator will be in Europe, Australia and New Zealand.
And so we'll be giving thought that in addition to that categorization that we made and consider identifying our revenue into the actual regions of which the end consumer have product through vehicles are sold into. But right now it's based on our in-customer and for today that is Ford US and starting in the June quarter, it will also encompass Delphi US.
Gregory Burns - Sidoti & Co. - Analyst

Okay. And so just want to dig a little into the fiscal 2014 guidance, if I understand correctly, OpEx isn't going down. But is it going to go up or we looking up or flat?
HP Jin - Telenav, Inc. - President, CEO
We will be trying to control that to be at flat as possible. But they might be going up or down but it's hard to predict at this point. But we're not trying to look at very short-term commence our business, but it's more in a long-term return.
Michael Strambi - Telenav, Inc. - CFO
And what I just might add to that is we previously discussed, we're trying to be very thoughtful in investing into our strategic growth area. So we are actually going to be adding head count into advertising, into automotive. For example in advertising, we're working to build our sales team.
In conjunction with those activities, we're trying to be as efficient as possible with regard to a lot of our back-end costs, lot of our engineering efforts and so there is an alignment with regard to all of that headcount. So we're generally trying to keep headcount relatively flat and the implication that with cost of living is that we could actually say our cost increased a bit.
Gregory Burns - Sidoti & Co. - Analyst
Okay and from a cash flow perspective in 2014, do you -- I mean in the past you've said around breakeven, is that still the case?
HP Jin - Telenav, Inc. - President, CEO
So again, we're not giving any further formal guidance than the fact that we expect to have some operating losses into 2014 and we're engaged in developing our full financial operating strategy for 2014. So, we're not ready to comment on cash burn into 2014 yet.
Gregory Burns - Sidoti & Co. - Analyst
But you didn't, you never comment on that one right for 2014 cash burn are not burn?
HP Jin - Telenav, Inc. - President, CEO
No I've already guidance on 2014 on operating costs but when we give guidance we generally give adjusted EBITDA, which is a fair proxy for operating cash flow.
Gregory Burns - Sidoti & Co. - Analyst
Okay and just one last one of the auto market, I know Ron and Jin have talked about opening up their platforms to developers and do you perceive this kind of increasing competition and bringing in more competing solutions or even maybe some free-offerings like we've seen in the mobile market.
HP Jin - Telenav, Inc. - President, CEO
So it's just like the Ford, we launch our Scout for apps and now Scout for Cars with Ford on the developer platform as their first one and maybe the only one. Of course the revenue are really from the embedded solution -- embedded connector solutions.

So I think they will be continue to have both solutions, one is a really premium solution, a high reliability and always there kind of solutions. Then there will be phone-based brought in solutions. And those solutions can be premium for us right now. But they are potentially can be free operating there as well. But it's because of the strict regulation for cars is going to be more challenging to develop customized in car solution, which is also in compliance with other regular loss regulatory rules.
Gregory Burns - Sidoti & Co. - Analyst
Okay, thank you.
HP Jin - Telenav, Inc. - President, CEO
Thank you.
Operator
We'll take our next question from James Faucette with Pacific Crest.
James Faucette - Pacific Crest Securities - Analyst
Thank you very much. I wanted to touch on two things, first, staying on the automotive team. Can you give us a general outline of where you see opportunities remaining, I guess in the Automotive segment? I mean and I guess we're working out lot of the OEMs have allocated awards and have their navigation systems and I've even been updating on recently. So I'm just trying to get a sense for the magnitude of opportunities you see, they continue to invest against?
And then my second question has to do with advertising. You mentioned that in your prepared remarks that the advertising was a little bit disappointing in the March quarter, but you still had some good bookings. Can you give us a little inside as to why it was disappointing and how are you expect that to catch up and develop going forward? Thank you.
HP Jin - Telenav, Inc. - President, CEO
Let me share some our understanding, our insight about auto industry. Auto is still very dynamic right now. So the static, the onboard navigation is pretty clear. I ever note about onboard navigation. You charge right now $2,000 and $1,000, $7 to consumers and that is still growing. And that's where the majority of revenue come in.
Then moving forward that model will continue to exist, but there is another connected solution will come in. So the no good connect solution yet in the market and then that will be -- connectivity will be done by phone or by imbedded modem that also is different OEM there, but different strategy there. And this model for that will be very likely maybe a licensing fees, plus recurring revenue and to consumer maybe same thing, one-time fee or monthly payment.
And the third category is more broadly in solution purely based on phone, then you may have a local software to support the data from the phone, right and do navigation inside the car. So there are three or four type of models keep evolving there is a lot of strategic discussion within OEM.
But Telenav is really well prepared to handle all those scenarios given our strength in the imbedded solutions with Ford, out to our mobile solutions. So we are naturally in building technology to really build a bridge between cars and phone and provide seamless spreads. There is a lot of opportunities there, because every one of them are looking for the right solution for the future, right. So we are very excited about the potential opportunity in the auto industry. The second one is about advertising. And so Mike you want to comment about why revenue was the way it is and then I can comment about the booking?
Michael Strambi - Telenav, Inc. - CFO
Yes, James. This was really the first full quarter that we acquired ThinkNear. So we've frankly been quite focused on integrating product suites and integrating the team. And so to that, we did have some very nice success with regard to bookings. The nature of those efforts manifesting and but we referred to as a healthy increase that we're still talking relatively small numbers is they don't want really generate into the revenue until next quarter or the following quarter. Some of these bookings are actually for 12 month launch periods, other might be for a specific three month period or in some cases as little as a week. So the manifestation of all of these efforts, we think bodes well for us over the course of the next six to 12 months. And we've generally been flat for probably three quarters in a row with some slight increase. But this was the first time with our improvement in bookings that we really see some of the fruits of these efforts that we made particularly with regard to the acquisition of ThinkNear.
HP Jin - Telenav, Inc. - President, CEO
Another key point, I think relate to advertising is our renewal rates also had been growing and to the point is way above 50% of renewal rate of advertisers. That was very encouraging, that show the advertising is effective and then the very strong confidence in increasing their budgets. So our booking has been on significant growth for this quarter.
James Faucette - Pacific Crest Securities - Analyst
That's great, thank you.
Operator
(Operator Instructions). We have a follow-up question from Ron Shuttleworth with M Partners.
Ron Shuttleworth - M Partners - Analyst
Hey guys, I'm just still having some difficulty with the guidance for the entire fiscal year 2014 towards. We don't know, we know our expenses are probably going to be, but we don't know what our revenue forecast going to be?
We're still looking to step up, but we're still going to lose money. I just don't understand that statement that was made at the end of the press release. Can you lighten us to how you got to the point, where we're going to have this money in fiscal 2014? We don't have the capability of managing beyond that.
Michael Strambi - Telenav, Inc. - CFO
I'll just take a couple of comments. We clearly are going to change our cadence where we give guidance for any forthcoming fiscal year until we get into our fourth quarter. But what I will just reiterate is what we've already communicated into the public markets is the fact that we had Sprint going away at the end of September, but that's going to -- that would have contributed $28 million in fiscal 2013, of which we are holding at about $5.5 million of that going into fiscal 2014.
And so that combined with the continuing decline that we see in our traditional mobile navigation, offset by what we think will be nice improvement in advertising and some of the continued growth that we see in automotive, which drives lower gross margins. That combined with our operating costs increasing really led us to or making sure that that message was very clear in the marketplace that we think we'll be going into fiscal 2014 with operating losses. So hopefully that provides a little more clarity for you.
Ron Shuttleworth - M Partners - Analyst
I guess, okay. Thank you.
Michael Strambi - Telenav, Inc. - CFO
Yes.
Operator
And there are no further questions at this time. Ms. Hiponia, I'd like to turn the call over to you for any closing comments.
Cynthia Hiponia - Telenav, Inc. - IR
Thank you everyone for joining us on our call and we look forward to speaking with you next quarter.
HP Jin - Telenav, Inc. - President, CEO
Thank you.
Michael Strambi - Telenav, Inc. - CFO
Thank you.
Operator
Ladies and gentlemen that does conclude today's conference. We appreciate your participation.
END

Risk Factors

We operate in a rapidly changing environment that involves numerous uncertainties and risks. The following risks and uncertainties may have a material and adverse effect on our business, financial condition or results of operations. You should consider these risks and uncertainties carefully. If any of the risks or uncertainties we face were to occur, the trading price of our securities could decline, and you may lose all or part of your investment.
Risk related to our business
We are dependent on Ford for a substantial and increasing portion of our revenue and our business, financial condition and results of operations will be harmed if our revenue from Ford does not continue to grow or declines.
Our first automobile navigation products were introduced in fiscal 2009, and a second generation of products were introduced in fiscal 2010 in a limited number of vehicles and just recently reached a broader model portfolio at a single automobile manufacturer, Ford. Ford represented approximately 25% of our revenue in the six months ended December 31, 2012 and less than 10% of our revenue in the six months ended December 31, 2011. We expect that Ford and other OEMs will account for an increasing portion of our revenue, as our revenue from paid wireless carrier provided navigation declines and our other sources of revenue, such as advertising, have not become material. In addition, our revenue could decline if Ford increased the cost to consumers of our navigation product or reduced the number of vehicles or the geographies in which vehicles with our product as an option are sold. Our contract with Ford expires in May 2014, and may be renewed for successive 12-month periods if either party provides notice of renewal at least 45 days prior to the expiration of the applicable term and the other party agrees to such renewal. Our agreement with Ford also allows either party to terminate the agreement if the other party is insolvent or materially breaches its obligations and fails to cure such breach. In the event that Ford does not elect to renew our contract after May 2014, or chooses to renegotiate our contract on less favorable terms, our revenue may decline and our business operating results and financial condition could be harmed.
We may not successfully increase our revenue from Ford in the medium- and long-term if our products are replaced within vehicles by Ford with our competitors' products or from price competition from third parties. Although we have attempted to mitigate our dependence on Ford by establishing relationships with other automobile OEMs, these relationships with OEMs, such as Delphi Automotive Systems LLC, or Delphi, may not produce significant revenue if they launch limited models or due to competition from third parties. Some automobile manufacturers or OEMs may be reluctant to select our products for their worldwide platform due to the concentration of our mobile navigation business in North America and our relative lack of experience with connected mobile navigation in other geographies.
Our current relationships with Ford and Delphi provide for a different revenue model than has historically been associated with our wireless carrier business, and for on-board automotive navigation, we recognize revenue as the related customized software is delivered to and accepted by our customers. In addition we recognize royalties earned from our on-board solutions generally as the software is reproduced and installed in vehicles. We have little experience managing, supporting and retaining automobile manufacturers and OEMs as customers and if we are not able to maintain Ford and Delphi as customers our revenue will decline. Even if we retain Delphi as a customer, automobile manufacturers may not elect to purchase Delphi's navigation offerings that include our software and/or services for reasons unrelated to performance of our software or services. If so, we may be unable to build a direct relationship with a given automobile manufacturer or with a different OEM.
Our automotive navigation products are an important part of our effort to expand outside of mobile device navigation to other platforms and we may not be successful in our efforts to attract and retain automobile manufacturers and OEMs, implement profitable and high quality products or achieve end customer acceptance of our services and fee model.
In fiscal 2009, we began offering our first off-board connected automotive navigation products and prior to that time, we had limited experience in the automotive navigation market. In fiscal 2010, we began offering our first on-board automotive navigation products. Our on-board solutions may not satisfy automotive manufacturers’ or end customers’ expectations for those solutions. If automobile manufacturers and OEMs do not believe that our services meet their customers’ needs, our products and services may not be designed in to future model year vehicles.
The design and sales cycle for on-board or off-board automotive navigation products is substantially longer than those associated with our LBS services to customers of wireless carriers. As a result, we may not be able to achieve significant revenue from the automotive navigation business in a short period of time, or at all.
As we have limited experience in the automotive navigation market, we also may not price our solutions in such a way that is profitable for us and enables us to recoup the development expenses we incurred to provide such solutions in the time we expect or at all. Development schedules for automotive navigation products are difficult to predict, and there can be no assurance that we will achieve timely delivery of these products to our customers. To the extent that we charge service fees beyond an initial fee at the time the vehicle is purchased, we may not be successful in gaining traction with customers to provide services and charge ongoing fees outside of the traditional on-board navigation service model. Our map, POI and other content costs for our automobile navigation solutions are higher than those we have historically paid for our mobile phone-based navigation services. If we are unable to improve our margins, we may not be able to operate our automobile navigation business profitably. If we fail to achieve revenue growth in any of our automotive navigation solutions (whether on-board, off-board or other), we may be unable to achieve the benefits of revenue diversification.
We recently introduced Scout, a service that end users can access for navigation and planning with their mobile phones, computers, and cars. We have not previously offered a planning service or a service that spans different platforms. We cannot assure you that automobile manufacturers and end users will accept our Scout service or, even if they do, that end users will adopt and use this service, which encompasses services different than our historical strength in navigation, or that we will be able to generate sufficient revenue from Scout to offset its costs. If we fail to develop innovative products that automobile manufacturers and end users adopt, our operating results and financial condition could be harmed.
We may be unable to enter into agreements to provide automobile navigation products if we do not offer navigation products that serve geographies throughout the world or automobile manufacturers and OEMs are uncomfortable with our ability to support markets outside of the United States. Our automobile manufacturer and OEM customers may choose to partner with providers of LBS with extensive international operations. We may be at a disadvantage to attracting such customers due to our business being concentrated in the United States. In the six months ended December 31, 2012 and 2011, we generated 92% and 95% of our revenue, respectively, in the United States. If we are unable to attract or retain such automobile manufacturer and OEM customers, our revenue and operating results will be negatively affected.
Our ability to build demand for our automobile navigation products is also dependent upon our ability to provide the products in a cost effective manner, which may require us to renegotiate map and POI content relationships to address the specific demands of on-board navigation applications.
Two wireless carrier customers account for a large but declining portion of our revenue and if we are unable to replace this revenue with other revenue from these wireless carriers or third parties, our revenue and net income would be adversely affected.

We are substantially dependent on two wireless carrier customers for a large portion of our revenue. In the six months ended December 31, 2012 and 2011, Sprint represented 20% and 39% of our revenue, respectively. Effective July 1, 2012, we amended our agreement with Sprint to, among other things, extend the term of our agreement from December 31, 2012 to December 31, 2015. Pursuant to the terms of our agreement with Sprint, we are Sprint's preferred supplier of navigation applications until December 31, 2015 and Sprint is required to use commercially reasonable efforts to feature our navigation services more prominently than other navigation applications on handsets and to preload certain of our products on certain handsets. Sprint is entitled to expand the number of bundles in which our navigation services are offered. For bundled navigation services, Sprint will pay us a fixed annual fee through June 30, 2013 regardless of the number of subscribers (up to specified thresholds). Sprint is not obligated to continue to bundle our navigation services after June 30, 2013 and we do not expect Sprint to continue to do so in any substantive way. Even if Sprint does continue to bundle we may not receive meaningful compensation for such distribution of our services or Sprint may cease to bundle our service with its Simply Everything plan. The July 2012 amendment has, and will continue to, result in a significant reduction in revenue related to bundled navigation solutions from Sprint beginning July 1, 2012 compared to revenue levels recognized prior to the amendment.
We do not anticipate that Sprint will elect to continue to bundle our navigation services after June 30, 2013 and pay us a material fee for such bundling, therefore we believe our financial condition and results of operations will be materially and adversely affected during fiscal 2014 and possibly beyond. Although we have negotiated revenue sharing for advertising we provide to Sprint customers and premium subscription fees, in the event Sprint no longer provides us with material compensation for the inclusion of our LBS in Sprint's bundled service offerings, we believe that our revenue would decline substantially and our other sources of revenue from Sprint would not offset the shortfall in the near term. Our relationship with Sprint may also be negatively affected by Softbank's recent announcement that it would acquire a majority ownership interest in Sprint.
In the six months ended December 31, 2012 and 2011, AT&T represented 36% and 39% of our total revenue, respectively. AT&T is not required to offer our LBS. Our agreement with AT&T expires in March 2014 and during the term of our agreement, we are the exclusive provider of white label GPS navigation services to AT&T. If AT&T were to terminate its agreement with us or fail to renew or renegotiate the agreement on favorable terms when it expires, we would lose a substantial portion of our revenue and our business operating results and financial condition could be harmed. Even if AT&T continues to renew our agreement, we may not receive material revenue from AT&T if its subscribers do not continue to purchase our navigation services. In fiscal 2013, AT&T subscribers have decreased their subscriptions for, and usage of, our paid navigation services and our revenue from our relationship with AT&T has declined accordingly. We anticipate that AT&T subscribers, and subscribers of other carriers who pay monthly recurring charges for our services, will continue to decrease their subscriptions for paid navigation services in favor of free or freemium offerings and that our revenue from our relationship with AT&T will continue to decline. Our failure to maintain our relationship with AT&T would substantially harm our business and we cannot assure you that we and AT&T will be able to reduce subscriber erosion.
We provide freemium navigation to compete with free offerings and we may not be successful with these new products or convert “free” users to paid users.

We provide freemium personalized navigation apps on the Apple App Store, the Google Play marketplace and through other marketplaces and our wireless carrier partners. Freemium offerings are free basic navigation services that are monetized through paid upgrades to premium products, as well as through advertising. We may not achieve substantial end user acceptance of these products, and even if end users download and use the freemium products, we may not be successful in converting those “free” users into paid users, particularly since we have begun to offer voice-guided navigation in our freemium offerings. In addition, certain of our paying end users have converted to our freemium offerings. We have limited experience in marketing our products and services directly to end users or generating advertising revenue. To the extent that our number of active subscribers is low, we may not be able to fulfill sufficient advertising orders to generate meaningful advertising revenue from a freemium model. We may not be successful in gaining visibility among end users without incurring significant expenses to market our products and services to those users. In addition, we do not have experience in converting users of free applications to paid users or in generating revenue from full featured products solely through advertising revenue. If we are unable to achieve high visibility among end users on a cost effective basis or fail to convince those end users to convert to paid products and revenue producing services, we may be unable to sustain our revenue and profitability and we may incur losses in the future.
We may not successfully generate advertising revenue as a result of our recent acquisition of ThinkNear or from our LBS if we are unable to attract and retain advertisers.
Although we began providing advertising to some of our end users in 2010, to date, we have not generated material revenue from advertising. In October 2012, we acquired ThinkNear, a privately-held Los Angeles-based hyper-local mobile advertising company. In order to grow our advertising business, we need to identify and attract a sufficient number of advertisers for the available ad placements in our LBS or through display ads offered by ThinkNear. The mobile advertising market is highly competitive, and advertisers have many options through which to purchase mobile advertising. Our business will require us to attract and retain a large number of advertisers and will also require us to maintain the ability to purchase a large volume of inventory at competitively attractive rates. Increased competition from other mobile advertising companies and technology developers could impair our ability to secure advertiser revenue. Increased competition could also limit our ability to purchase inventory for advertising placements at an economically attractive rate. To date, we have had to demonstrate to prospective advertisers the benefits of placing advertisements in driving routes or with POI searches as there is not a widely accepted belief that end user impressions or unique “drive to” cost per action advertising in a navigation setting are more likely to result in a purchase. We do not have substantial experience in selling advertising and supporting advertisers and may not be able to develop these capabilities successfully. We may not succeed in attracting and retaining a critical mass of advertisers and ad placements and may not be successful in demonstrating the value of advertising in our LBS. If we fail to do so, we may be unable to generate a material level of revenue from advertising to offset the costs of providing free navigation.
Our operating income and net income could decline as a percentage of revenue, or we may incur losses, as we make further expenditures to enhance and expand our operations in order to support growth and diversification of our business.

As a percentage of revenue, our operating income was 5% and 23% and our net income was 4% and 17% in the six months ended December 31, 2012 and 2011, respectively. Our revenue from paid wireless carrier mobile navigation has declined and we expect it to continue to do so. Unless we replace wireless carrier revenue with other sources of revenue, our revenue will decline and we will incur losses. For example, in the three months ending June 30, 2013, we expect to incur operating losses for the first time since 2007.
Although we are working to replace wireless carrier revenue, efforts to develop new services and products and attract new customers require investments in anticipation of longer term revenue. For example, the design cycle for automotive navigation products and services is 18 months to two years and in order to win designs and achieve revenue from this growth area, we have to make investments two to four years before we anticipate receiving revenue, if any. We intend to make additional investments in systems and continue to expand our operations to support diversification of our business, but it is likely that these efforts at diversification will not replace our declining wireless carrier revenue in the short-term, if at all. As a result of these factors, we believe our operating income and net income may decline significantly as a percentage of revenue at least through fiscal 2014 and we may incur losses. Furthermore, our investments and expenditures may not result in the growth that we anticipate. We also will not be able to reduce our expenditures on a timely basis, if at all, if we do not generate anticipated revenue.
Our quarterly revenue and operating results have fluctuated in the past and may fluctuate in the future due to a number of factors. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.
Our quarterly revenue and operating results may vary significantly in the future. Therefore, you should not rely on the results achieved in any one quarter as an indication of future performance. Period to period comparisons of our revenue and operating results may not be meaningful. Our quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, those listed below, many of which are outside of our control:

•    changes in the pricing of our services or products or those of our competitors and changes in the pricing and content of bundled LBS offerings of our wireless carrier customers, such as the revenue model changes resulting from our recent contract amendment with Sprint;

• impact of results of the offering of a premium upgrade on a basic version of our service that is offered for free ;
• changes made to existing contractual obligations with a customer that may affect the nature and timing of revenue recognition;
• loss of subscribers by our wireless carrier customers or a reduction in the number of subscribers to plans that include our services;
• the effectiveness of our entry into new business areas, such as advertising;
• the timing and quality of information we receive from our customers;
• our inability to attract new end users;
• the timing and success of new service introductions by us or our competitors;
• the timing and success of new mobile phone introductions by our wireless carrier customers;
• the loss of our relationship or a change in our revenue model with any particular wireless carrier customer;
• the timing and success of wireless carrier customers’ marketing expenditures;
• the ability of our automobile manufacturer customers to sell automobiles equipped with our products

•    the seasonality of new vehicle model introductions and consumer buying patterns, as well as the affects of financial market turmoil and economic uncertainty on vehicle purchases, particularly outside of the U.S.;

• the extent of any interruption in our services;
• the amount and timing of operating costs and capital expenditures related to the expansion of our operations and infrastructure;
• the timing of expenses related to the development or acquisition of technologies, products or businesses;
• potential foreign currency exchange gains and losses associated with expenses and sales denominated in currencies other than the U.S. dollar;
• general economic, industry and market conditions that impact expenditures for smartphones and LBS in the United States and other countries where we sell our services and products;
• changes in interest rates and our mix of investments, which would impact our return on our investments in cash and marketable securities;
• changes in our effective tax rates; and
• the impact of new accounting pronouncements.
Fluctuations in our quarterly operating results might lead analysts to change their models for valuing our common stock. As a result, our stock price could decline rapidly and we could face costly securities class action lawsuits or other unanticipated issues.
We operate in a highly competitive market, including competitors that offer their services for free, which could make it difficult for us to acquire and retain wireless carrier customers and end users.

The market for development, distribution and sale of LBS is highly competitive. Many of our competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than we do. Competitors may offer LBS that have at least equivalent functionality to ours for free. For example, Google offers free voice-guided turn by turn navigation as part of its Google Maps product for mobile devices based on the Android 1.6 and higher operating system platform, and recently introduced a similar new product for the iOS platform. Apple offers proprietary maps and voice-guided turn by turn directions as part of its iOS 6 operating system release and Nokia Corporation, or Nokia, provides a download for its latest version of Nokia Maps on its smartphones which also provides voice-guided turn by turn navigation functions. We also compete with Waze, Inc., or Waze, for users on iOS and Android and more recently for advertisers with their new advertising platform. Microsoft also provides a free voice-guided turn by turn navigation solution on its Windows Mobile and Windows Phone operating systems. Competition from these free offerings may reduce our revenue, result in our incurring additional costs to compete and harm our business. If our wireless carrier customers can offer these LBS to their subscribers for free, they may elect to cease their relationships with us, alter or reduce the manner or extent to which they market or offer our services or require us to substantially reduce our fees or pursue other business strategies that may not prove successful.
Our primary competitors include providers of LBS such as Apple, Google, Waze, Microsoft Corporation, or Microsoft, Nokia, TeleCommunication Systems, or TCS, Intel Corporation, or Intel, and TomTom; PND providers such as Garmin Ltd., or Garmin, and TomTom; providers of Internet and mobile based maps and directions such as AOL Corporation, or AOL, Apple, Mapquest, Inc., or Mapquest, Google, Microsoft, Yahoo!, Inc., or Yahoo, Yelp Inc., or Yelp, Foursquare Labs, Inc., or Foursquare, and Fullpower Technologies, Inc. (MotionX), or Fullpower; and wireless carriers and communication solutions providers developing their own LBS. In the automotive navigation market, we compete with established automotive OEMs and providers of on-board navigation services such as Robert Bosch GmbH, or Bosch, Garmin, TomTom and NNG LLC, or Nav N Go, as well as other competitors such as Google, Microsoft and TCS. Some of our competitors’ and our potential competitors’ advantages over us, either globally or in particular geographic markets, include the following:

• the provision of their services at no or low cost to consumers;
• significantly greater revenue and financial resources;
• stronger brand and consumer recognition regionally or worldwide;
• the capacity to leverage their marketing expenditures across a broader portfolio of mobile and nonmobile products;
• access to core technology and intellectual property, including more extensive patent portfolios;
• access to custom or proprietary content;
• quicker pace of innovation;
• stronger wireless carrier, automotive and handset manufacturer relationships;
• stronger international presence may make our larger competitors more attractive partners to automotive manufacturers and OEMs;
• greater resources to make and integrate acquisitions;
• lower labor and development costs; and
• broader global distribution and presence.

Our competitors’ and potential competitors’ advantages over us could make it more difficult for us to sell our LBS, and could result in increased pricing pressures, reduced profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share or expected market share, any of which would likely cause harm to our business, operating results and financial condition.
If we are unable to integrate future acquisitions successfully, our operating results and prospects could be harmed.
In the future, we may make acquisitions to improve our LBS offerings or expand into new markets, such as our recent acquisition of ThinkNear. Our future acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Mergers and acquisitions are inherently risky, and any mergers and acquisitions we complete may not be successful. Our acquisition of ThinkNear involves, and any other mergers and acquisitions we may pursue would involve, numerous risks, including the following:

• difficulties in integrating and managing the operations, technologies and products of the companies we acquire;
• diversion of our management’s attention from normal daily operation of our business;
• our inability to maintain the key business relationships and the reputations of the businesses we acquire;
• our inability to retain key personnel of the acquired company;
• uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;
• our dependence on unfamiliar affiliates and customers of the companies we acquire;
• insufficient revenue to offset our increased expenses associated with acquisitions;
• our responsibility for the liabilities of the businesses we acquire, including those which we may not anticipate; and
• our inability to maintain internal standards, controls, procedures and policies.
We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will likely experience dilution, and if we finance future acquisitions with debt funding, we will incur interest expense and may have to comply with financial covenants and secure that debt obligation with our assets.
The success of our automotive navigation products may be affected by overall demand for new vehicles.
Our ability to succeed long term in the automotive industry depends on our ability to expand the number of models offered with our navigation solution with our current automobile manufacturers. We are also dependent upon our ability to attract new automobile manufacturers and OEMs. For automobile manufacturers with whom we have established relationships, such as Ford, our success depends on continued production and sale of new vehicles with, and adoption by, end users of our products offered by such automobile manufacturers, when our product are not standard features. As we move forward, our existing automobile manufacturers and OEMs may not include our solutions in future year vehicles or territories, which would negatively affect our revenue from these products. Production and sale of new vehicles are subject to delay from forces outside of our control, such as natural disasters, parts shortages and work stoppages, as well as general economic conditions.
Our wireless carrier customers may change the pricing and other terms by which they offer our LBS, which could result in increased end user turnover, lower revenue and adverse effects on our business.
Certain of our wireless carrier customers sell unlimited data service plans, which include our LBS. As a result, end users do not have to pay a separate monthly fee to use our services. If our wireless carrier customers were to eliminate our services from their unlimited data service plans, we could lose end users as they would be required to pay a separate monthly fee to continue to use our services. In addition, we could be required to change our fee structure to retain end users, which could negatively affect our gross margins. For example, in July 2012, we entered into an amendment with Sprint that continued our flat fee structure across all users (up to certain thresholds) per year, which decreased our revenue and did not provide for a payment to us for that bundled product after June 30, 2013. Sprint is not obligated to continue to bundle our navigation services after June 30, 2013 and we cannot assure you that it will continue to do so, and even if it does we do not anticipate that we will receive meaningful compensation for such distribution of our services. Our wireless carrier customers may also seek to reduce the monthly fees per subscriber that they pay us if their subscribers do not use our services as often as the wireless carriers expect or for any other reason in order to reduce their costs. Our wireless carrier customers may also decide to raise prices, impose usage caps or discontinue unlimited data service plans, which could cause our end users who receive our services through those plans to move to a less expensive plan that does not include our services or terminate their relationship with the wireless carrier. If imposed, these pricing changes or usage restrictions could make our LBS less attractive and could result in current end users abandoning our LBS. If end user turnover increased, the number of our end users and our revenue would decrease and our business would be harmed. We are also required to give AT&T certain most favored customer pricing on specified products and in certain markets. In certain circumstances this may require us to reduce the price per end user under the AT&T contract, which may adversely impact our revenue.
We are substantially dependent on our wireless carrier customers to market and distribute our LBS to end users and our business may be harmed if our wireless carrier customers elect not to offer our services broadly.
We rely on our wireless carrier customers to introduce, market and promote our LBS to end users. Only one of our wireless carrier customers is contractually obligated to continue to do so. If wireless carrier customers do not introduce, market and promote mobile phones that are GPS enabled and on which our client software is preloaded, do not include our LBS in their bundles or do not actively market our LBS, our LBS will not achieve broader acceptance and our revenue may not grow as fast as anticipated, or may decline.
Wireless carriers, including those with which we have existing relationships, may decide not to offer our services and may enter into preferred relationships with one or more of our competitors. While our LBS may still be available to customers of those wireless carriers as downloads from application stores, sales of our LBS would likely be much more limited than if our LBS were preloaded as a white label service actively marketed by the carrier or were included as part of a bundle of services. Our inability to offer our LBS through a white label offering or as part of a bundle on popular mobile phones would harm our operating results and financial condition.
New entrants and the introduction of other distribution models, particularly free to premium options, in the LBS market may harm our competitive position.
The markets for development, distribution and sale of LBS are evolving rapidly. New entrants seeking to gain market share by introducing new technology and new products may make it more difficult for us to sell our LBS, and could create increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share or expected market share, any of which may significantly harm our business, operating results and financial condition.
Although historically wireless carriers controlled provisioning and access to the applications that could be used on mobile phones connected to their networks, in recent years consumers have been able to download and provision applications from individual provider websites and to select from a menu of applications through the Apple App Store, the Google Play marketplace, the Blackberry App World, Microsoft Windows Phone Marketplace and other application aggregators. In these marketplaces there is a high premium on being noticed. In order to achieve high market rankings many vendors, including ourselves, provide free versions of products that then provide opportunities for end users to upgrade to premium versions for a charge. This distribution model may not be sustainable if the cost of providing free services is greater than the revenue opportunity associated with the premium services and any related revenue opportunity for free services, such as advertising.
In addition, other new entrants may seek to have their products preloaded on mobile devices by OEMs or offered by OEMs directly. Increased competition from providers of LBS which do not rely on a wireless carrier may result in fewer wireless carrier subscribers electing to purchase their wireless carrier’s branded LBS, which could harm our business and revenue. In addition, these LBS may be offered for free or on a one-time fee basis, which could force us to reduce monthly subscription fees, migrate to a one-time fee model or offer free versions of our products that allow for upgrades to more premium versions for a fee to remain competitive. We may also lose end users or face erosion in revenue if these competitors deliver their products without charge to the consumer by generating revenue from advertising or as part of other applications or services. Finally, we may not be successful at generating revenue from premium navigation services if end users believe that free services are comparable or adequate.
Our success depends on significantly increasing the number of end users for our products through distribution with our wireless carrier customers and through application stores.
Our future success depends on achieving widespread deployment of our LBS through wireless carrier customers and application stores. We have seen declines in the number of paid monthly recurring fee end users. As a result, we expect that our revenue from wireless carrier partners will decline substantially and that the composition of the remaining wireless carrier revenue will change over the near term. In light of this trend away from paid navigation and toward freemium offerings, we will be required to successfully convert an increasing number of our subscribers who are not paying for our services to our premium paid offerings and to generate revenue by selling advertising that those subscribers see in our free and paid products. We do not have significant experience in sourcing and selling mobile advertising and may not be successful in doing so.

Our ability to generate revenue from our LBS will depend on broad distribution and the quality of those services and subscriber demand for those services, which may vary by market. Attempts to generate revenue from paid premium services or advertising may not be successful and our business, operating results and financial condition could be adversely affected.
If our wireless carrier customers lose net subscribers, such as the losses Sprint previously experienced, or if their subscribers do not continue to purchase service plans that include our LBS and we are unable to develop relationships with other significant wireless carriers, we may lose end users and our revenue and operating results may be adversely affected.
Wireless carriers’ relationships with subscribers have been threatened by several factors, including strong competition, lack of subscriber loyalty and the development of direct relationships between mobile phone manufacturers and mobile phone operating system providers and consumers. A loss of net subscribers by one or more of our wireless carrier customers could harm our business as we rely on our wireless carrier customers to market our products. For example, one of our key wireless carrier customers, Sprint, has experienced losses in net subscribers in the past. Although Sprint has experienced gains in net subscribers, if these gains in subscribers are not sustained or if Sprint subscribers do not continue to purchase service plans that include our LBS, we may also lose end users and experience a decline in revenue to the extent we are unable to develop similar relationships with other significant wireless carriers which include our services in attractive bundled or other LBS offerings that generate comparable revenue. A significant decrease in the number of our end users will adversely affect our revenue and operating results.
Our ability to increase or maintain our end user base and revenue will be impaired if mobile phone manufacturers do not allow us to customize our services for their new devices.
We typically deliver our services through client software that has been customized to work with a given mobile phone’s operating system, features and form factors. Wireless carrier customers often insist that mobile phone manufacturers permit us to customize our client software for their devices in order to provide the end user with a positive experience. Wireless carriers or mobile phone manufacturers may enter into agreements with other providers of LBS for new or popular mobile phones. For this reason or others, some mobile phone manufacturers may refuse to permit us to access preproduction models of their mobile phones or the mobile phone manufacturers may offer a competing service. If mobile phone manufacturers do not permit us to customize our client software and preload it on their devices, we may have difficulty attracting end users because of poor user experiences or an inconvenient provisioning process. If we are unable to provide seamless provisioning or end users cancel their subscriptions to our services because they have poor experiences, our revenue may be harmed.
We are substantially dependent on revenue from our mobile navigation service and, if we fail to generate significant revenue from other services, our operating results may be harmed if revenue from our mobile navigation service declines.
Although revenue in absolute dollars from sources other than mobile navigation rose in all periods presented, revenue from our mobile navigation service declined from 84% of our revenue in the six months ended December 31, 2011 to 63% of our revenue in the six months ended December 31, 2012. Although some of our other sources of revenue, such as automotive navigation and advertising are growing, in the near term we anticipate that mobile navigation will continue to represent a large portion of our revenue. If we were unable to be the exclusive provider of white label navigation services to our major wireless carrier customers or the number of end users for mobile navigation were to decline, our revenue would be substantially harmed. We have experienced a reduction of revenue from mobile navigation, partially as a result of increased competition from free and other low cost offerings and from the renegotiation of agreements with our wireless carrier customers. In addition, certain of our wireless carriers have experienced a reduction in the number of navigation subscribers, who have moved to freemium or free offerings. Any increase our revenue from our enterprise LBS, automotive navigation, mobile advertising and premium LBS will likely not be sufficient to replace our declining wireless carrier revenue in the short-term, if at all. If we were unable to offset declining revenue from mobile navigation by increasing the amount of revenue that our other services and products represent, our business, operating results and financial condition would be harmed.
We rely on our customers for timely and accurate subscriber and vehicle sales information. A failure or disruption in the provisioning of this data to us would materially and adversely affect our ability to manage our business effectively.
We rely on our wireless carrier customers to bill subscribers and collect monthly fees for our LBS, either directly or through third party service providers. In addition, we rely on our automotive and OEM customers to provide us with reports on the number of vehicles they sell with our on-board navigation services included. If our customers or their third party service providers provide us with inaccurate data or experience errors or outages in their own billing and provisioning systems when performing these services, our revenue may be less than anticipated or may be subject to adjustment with the customer. In the past, we have experienced errors in wireless carrier reporting. If we are unable to identify and resolve discrepancies in a timely manner, our revenue may vary more than anticipated from period to period and this could harm our business, operating results and financial condition.
We rely on a proprietary provisioning and reporting system to track end user activation, deactivation and usage data and any material failures in this system could harm our revenue, affect our costs and impair our ability to manage our business effectively.
Our provisioning and reporting system that authenticates end users and tracks the number of end users and their use of our services is a proprietary and customized system that we developed internally. Although we believe that the flexibility of this service to integrate tightly with wireless carriers’ reporting and provisioning systems gives us a competitive advantage, we might lose revenue and the ability to manage our business effectively if the system were to experience material failures or be unable to scale as our business grows. In addition, we may not be able to report our financial results on a timely basis if our customers question the accuracy of our records or we experience significant discrepancies between the data generated by our provisioning and reporting systems and data generated by their systems, or if our systems fail or we are unable to report timely and accurate information to our third party data providers. The inability to timely report our financial results would impair the quality of our financial reporting and could result in the delisting of our common stock.
We may incur further losses as we expand into other service and product areas and we may be unable to recoup our investments.

We currently receive a majority of our revenue from monthly subscription fees paid by wireless carrier customers who bill their subscribers for our services on a standalone or bundled basis. As we expanded our LBS offerings to enable end users to purchase our services from application stores, we modified our revenue model to include an annual fee for services, which has resulted in, and we anticipate will continue to result in, lower gross and net profit margins. In addition, as we expand into the automotive navigation market, we expect that the net profit margins will continue to be lower than our historical net profit margins. As we expand into mobile advertising and premium LBS or other markets for LBS, we may be required to adopt new pricing models and may incur cost of revenue substantially different than that which we have experienced historically due in part to third party content costs. These different pricing models and increased costs of revenue may result in declines in our gross margins and profitability, and we may incur losses.
We have limited experience in selling our services and products outside of the wireless carrier application platform and automotive navigation market. As we expand into new service and product areas, and as the wireless carrier and auto market rapidly evolve, we may not be able to compete effectively with existing market participants, adjust our business operations to changing market conditions, and may not be able to realize a positive return on the investment we have made in these products or services. If our introduction of a new product or service is not successful or we are not able to achieve the revenue or margins we expect, our operating results may be harmed and we may not recover our product development and marketing expenditures.
If our end users increase their usage of our services, our net operating income may decline, or we may incur losses because the fees we receive generally do not depend on usage.
With limited exceptions, fees for the use of our services do not vary depending on whether or how often an end user uses our services, and in some cases we offer certain of our services for free. Historically, end users using certain mobile phones or under certain service plans tended to use our services more than other end users. We budget and operate our services by making certain assumptions about usage patterns. If our end users were to further increase their usage of our services substantially or more end users access our services for free through a freemium model, we would incur additional expenses to expand our server capacity, operate additional data centers and pay additional third party content fees. These additional costs would harm our operating results and financial condition.
We may not be able to enhance our LBS to keep pace with technological and market developments, or develop new LBS in a timely manner or at competitive prices.
The market for LBS is emerging and is characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles. To keep pace with technological developments, satisfy increasing customer requirements and achieve product acceptance, our future success depends upon our ability to enhance our current LBS platform and to continue to develop and introduce new LBS offerings and enhanced performance features and functionality on a timely basis at competitive prices. Our inability, for technological or other reasons, to enhance, develop, introduce or deliver compelling LBS in a timely manner, or at all, in response to changing market conditions, technologies or consumer expectations could have a material adverse effect on our operating results or could result in our LBS becoming obsolete. Our ability to compete successfully will depend in large measure on our ability to maintain a technically skilled development and engineering team and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of our LBS platform with evolving industry standards and protocols and competitive network operating environments.
Development and delivery schedules for LBS are difficult to predict. We have in the past and may in the future fail to deliver new versions of our services in a timely fashion. If new releases of our LBS are delayed or our services are not preloaded on mobile phones upon their initial commercial release, our wireless carrier customers may curtail their efforts to market and promote our LBS and end users may switch to competing services, any of which would result in a delay or loss of revenue and could harm our business. In addition, we cannot assure you that the technologies and related LBS that we develop will be brought to market by our wireless carrier customers as quickly as anticipated or that they will achieve broad acceptance among wireless carriers or consumers.
We rely on third party data and content to provide our services and if we were unable to obtain content at reasonable prices, or at all, our gross margins and our ability to provide our services would be harmed.
We rely on third party data and content to provide our services, including map data, POI, traffic information, gas prices and weather information. If our suppliers of this data or content were to enter into exclusive relationships with other providers of LBS or were to discontinue providing such information and we were unable to replace them cost effectively, or at all, our ability to provide our services would be harmed. Our gross margins may also be affected if the cost of third party data and content increases substantially.
We obtain map data from TomTom and NAVTEQ, which are companies owned by our current and potential competitors TomTom and Nokia, respectively. Accordingly, these third party data and content providers may act in a manner that is not in our best interest. For example, they may cease to offer their map data to us.
We may not be able to upgrade our LBS platform to support certain advanced features and functionality without obtaining technology licenses from third parties. Obtaining these licenses may be costly and may delay the introduction of such features and functionality, and these licenses may not be available on commercially favorable terms, or at all. The inability to offer advanced features or functionality, or a delay in our ability to upgrade our LBS platform, may adversely affect consumer demand for our LBS and, consequently, harm our business.
We also use our proprietary provisioning and reporting system to record and report royalties we owe to third party providers of content used by end users in connection with our services. Certain of the third party content providers have the right to audit our use of their services and, if we were found to have under- or incorrectly reported usage, we may be required to pay the third party content providers for the actual usage, as well as interest and the cost of the audit. Any significant error in our recording and payment of royalties to our third party content providers could have a material and adverse effect on our financial results and profitability. We may also incur losses as a result of any significant error.
Network failures, disruptions or capacity constraints in our third party data center facilities or in our servers could affect the performance of our LBS and harm our reputation and our revenue.

Our LBS are provided through a combination of our servers, which we house at third party data centers, the public Internet and the private and wireless networks of our wireless carrier customers. Our operations rely to a significant degree on the efficient and uninterrupted operation of the third party data centers we use. Our hosted data centers are currently located in third party facilities located in the San Francisco Bay Area and the Sacramento, California area. Depending on the growth rate in the number of our end users and their usage of our services, if we do not timely complete and open additional data centers, we may experience capacity issues, which could lead to service failures and disruptions. In addition, if we are unable to secure data center space with appropriate power, cooling and bandwidth capacity, we may be unable to efficiently and effectively scale our business to manage the addition of new wireless carrier customers, increases in the number of our end users or increases in data traffic.
Our data centers are potentially vulnerable to damage or interruption from a variety of sources, including fire, flood, earthquake, power loss, telecommunications or computer systems failure, human error, terrorist acts or other events. We have not yet completed a comprehensive business continuity plan and there can be no assurance that the measures implemented by us to date, or measures implemented by us in the future, to manage risks related to network failures or disruptions in our data centers will be adequate, or that the redundancies built into our servers will work as planned in the event of network failures or other disruptions. In particular, if we experienced damage or interruptions to our data centers in the San Francisco Bay Area, or were unable to commence recovery operations in our new data center in Sacramento, California, our ability to provide efficient and uninterrupted operation of our services would be significantly impaired.
We could also experience failures of our data centers or interruptions of our services, or other problems in connection with our operations, as a result of:

• damage to or failure of our computer software or hardware or our connections and outsourced service arrangements with third parties;
• errors in the processing of data by our servers;
• computer viruses or software defects;
• physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events; or
• errors by our employees or third party service providers.
Poor performance in or disruptions of our services could harm our reputation, delay market acceptance of our services and subject us to liabilities. Our wireless carrier agreements require us to meet at least 99.9% operational uptime requirements, excluding scheduled maintenance periods, or be subjected to penalties.
In addition, if our end user base continues to grow, additional strain will be placed on our technology systems and networks, which may increase the risk of a network disruption. Any outage in a network or system, or other unanticipated problem that leads to an interruption or disruption of our LBS, could have a material adverse effect on our operating results and financial condition.
If our LBS platform does not scale as anticipated, or we are unable to grow data center capacity as needed, our business will be harmed.

Despite frequent testing of the scalability of our LBS platform in a test environment, the ability of our LBS platform to scale to support a substantial increase in the use of our services or number of users in an actual commercial environment is unproven. If our LBS platform does not efficiently and effectively scale to support and manage a substantial increase in the use of our services or number of users while maintaining a high level of performance, our business will be seriously harmed.
If a substantial number of end users change mobile phones or if they switch to subscription plans that require active renewal by end users, our revenue could suffer.
Subscription fees represent the majority of our revenue. As mobile phone development continues and new mobile phones are offered at subsidized rates to subscribers in connection with plan renewals, an increasing percentage of end users who already subscribe to our services will likely upgrade from their existing mobile phones. When subscribers make these changes, they may not be able to automatically transfer their existing subscriptions from one mobile phone to another, or may choose to discontinue our services if their new device has an alternative application pre-installed, including a free navigation service provided with the phone operating system.
In addition, currently most of our monthly subscribers are on automatic renewal subscriptions. In the future, wireless carriers may switch to subscription billing systems that require subscribers to actively renew, or opt-in, each month from current systems that passively renew unless subscribers take some action to opt-out of their subscriptions. Application store providers today primarily require subscribers to opt-in for annual or monthly subscriptions. In either case, unless we or our wireless carrier customers are able to resell subscriptions to these subscribers or replace these subscribers with other subscribers, our revenue would suffer and this could harm our business, operating results and financial condition.
Our lengthy sales cycle makes it difficult for us to predict when we will generate revenue from wireless carrier and automobile manufacturer and OEM customers.
We have a lengthy and complex sales process. The integration and testing of our LBS platform with a prospective wireless carrier requires substantial time and expense before launching our LBS with that wireless carrier. In new geographic markets, our sales cycles are typically longer and may involve more challenges such as language or government regulation/compliance requirements. Even after a wireless carrier decides to launch our LBS, the integration of our LBS platform with a wireless carrier’s network and billing systems generally requires several months to complete. Moreover, launch of our LBS by a wireless carrier typically may be timed to coincide with a new mobile phone launch, over which we have no control.
In addition, being selected to participate and being designed into new vehicle models is a lengthy and time consuming process and our LBS platform may not be included for factors beyond our control if we are participating in the vehicle design with an OEM. Because of these lengthy cycles, we may experience delays from the time we begin the sales process and incur increased costs and expenses to obtain a partner as a customer and integrate our LBS platform until the time we generate revenue from such wireless carrier, OEM or automobile manufacturer. These delays may make it difficult to predict when we will generate revenue from new customers.

The failure of mobile phone providers selected by our wireless carrier customers to keep pace with technological and market developments in mobile phone design and the rapid transition in the industry from feature phones to smartphones may negatively affect the demand for our LBS.
Wireless carriers select various mobile phones to run on their wireless networks. Our future success will depend on these mobile phone providers’ ability to design and manufacture mobile phones that meet the demands of wireless carriers and their subscribers. In order to continue their relationships with the wireless carriers, these mobile phone providers will have to continue to invest in developing mobile phones that are compatible with the advanced network technology that wireless carriers are deploying to increase network capacity and speed. If our wireless carrier customers fail to select mobile phone providers whose products have superior GPS capabilities or fail to adopt other advanced technologies, our ability to sell our LBS may suffer. If we do not extend our client software to these devices in a timely and efficient manner before the initial commercial launch of the mobile phone, our adoption rates will suffer. In addition, if our wireless carrier customers select mobile phones that are incompatible with our LBS client software, we will incur additional time and expenses to extend our services to those devices, which may cause us to incur unanticipated operating expenses and miss product launch windows. Because of short product life cycles in the wireless communications industry, if we fail to integrate our software on a mobile phone prior to its commercial launch or if it is preloaded with another provider’s LBS, we may lose a substantial opportunity to gain end users who purchase that device and our revenue may suffer.
The rapid transition occurring in the market for mobile phones from feature phones to smartphones creates opportunities for competitors to enter the market for our LBS with wireless carriers that traditionally provided a single option for their platform. This shift in consumer hardware choice may result in more competitors targeting the smartphone opportunities at lower prices without having to cooperate with the wireless carrier. We traditionally benefited in our relationship with wireless carriers through their distribution of our application for their devices as the pre-loaded option for end users. As end users become accustomed to searching out their own applications generally they may also seek out more alternatives for their LBS application.
Successful sales of our LBS depend on our wireless carrier customers keeping pace with changing consumer preferences for mobile phones and our ability to appeal to smartphone users with more application options. If our wireless carrier customers do not select mobile phones with the design attributes attractive to consumers, such as thin form factors, high resolution screens and desired functionality, customers may select wireless carriers with whom we do not have a relationship and subscriptions for our LBS may decline and, consequently, our business may be harmed.
A large percentage of our research and development operations are conducted in China and our ability to introduce new services and support our existing services cost effectively depends on our ability to manage those remote development sites successfully.
Our success depends on our ability to enhance our current services and develop new services and products rapidly and cost effectively. We currently have a majority of our research and development personnel in China. We recently consolidated two of our research and development centers in China to a single research and development center. Although we have sought to retain certain key personnel by transferring them to our other locations, we may be unable to retain them over the long-term. In addition, we have been experiencing significant increases in compensation costs in China due to competitive market conditions for qualified staff, as well as higher risk of employee turnover in certain China markets.
We also expect that we may consolidate certain of our operations or reduce our workforce if we are unable to sustain our current revenue due to the decline in wireless carrier revenue. These reorganizations or reductions in force could result in unexpected costs or delays in product development that could impair our ability to meet market windows or cause us to forego certain new product opportunities.
Because our long term success depends on our ability to increase the number of end users located outside of the United States, our business will be susceptible to risks associated with international operations.
As of December 31, 2012, we had international operations in China, the United Kingdom and Brazil. Our experience with wireless carriers and automobile manufacturers and OEMs outside the United States is limited. Our revenue from the United States comprised 92% and 95% of our total revenue for the six months ended December 31, 2012 and 2011, respectively. Our limited experience in operating our business outside the United States increases the risk that our current and future international expansion efforts may not be successful. In particular, our business model may not be successful in particular countries or regions outside the United States for reasons that we currently do not anticipate. In addition, conducting international operations subjects us to risks that we have not generally faced in the United States. These include:

• fluctuations in currency exchange rates;
• unexpected changes in foreign regulatory requirements
• difficulties in managing the staffing of remote operations;
• potentially adverse tax consequences, including the complexities of foreign value added tax systems, restrictions on the repatriation of earnings and changes in tax rates;
• dependence on foreign wireless carriers with different pricing models;
• roaming charges to end users;
• availability of reliable 2G, 3G and 4G mobile networks in those countries;
• requirements that we comply with local telecommunication regulations and automobile hands free laws in those countries;
• the burdens of complying with a wide variety of foreign laws and different legal standards;
• increased financial accounting and reporting burdens and complexities;
• political, social and economic instability in some jurisdictions;
• terrorist attacks and security concerns in general; and
• reduced or varied protection for intellectual property rights in some countries.
The occurrence of any one of these risks could negatively affect our international business and, consequently, our operating results. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to establish, acquire or integrate operations in other countries will produce desired levels of revenue or profitability and we may incur losses as a result.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.
Our success and future growth depend on the skills, working relationships and continued services of our management team. Our future performance will depend on our ability to continue to retain our senior management.
Our future success also will depend on our ability to attract, retain and motivate highly skilled personnel in the United States and internationally. All of our employees work for us on an at will basis. Competition for highly skilled personnel is intense, particularly in the software industry and for persons with experience with GPS and LBS. The high degree of competition for personnel we experience has resulted in and may also continue to result in the incurrence of significantly higher compensation costs to attract, hire and retain employees. We have from time to time experienced, and we expect to continue to experience, difficulty in attracting, hiring and retaining highly skilled employees with appropriate qualifications. In addition, existing employees often consider the value of the stock awards they receive in connection with their employment. If our stock price performs poorly, it may adversely affect our ability to retain highly skilled employees. Our inability to attract and retain the necessary personnel could adversely affect our business and future growth prospects.
We may be required to incur unanticipated capital expenditures.
Circumstances may arise that require us to make unanticipated capital expenditures, including:

• the implementation of our equipment at new data centers and expansion of our operations at data centers;
• the replacement of outdated or failing equipment; and
• the acquisition of key technologies to support or expand our LBS.
We rely on network infrastructures provided by our wireless carrier customers and mobile phones for the delivery of our LBS to end users.
We generally provide our services from our own servers, which require close integration with the wireless carriers’ networks. We may be unable to provide high quality services if the wireless carriers’ networks perform poorly or experience delayed response times. Our future success will depend on the availability and quality of our wireless carrier customers’ networks in the United States and abroad to run our LBS. This includes deployment and maintenance of reliable 2G, 3G and 4G networks with the speed, data capacity and security necessary to provide reliable wireless communications services. We do not establish or maintain these wireless networks and have no control over interruptions or failures in the deployment and maintenance by wireless carrier customers of their network infrastructure. In addition, these wireless network infrastructures may be unable to support the demands placed on them if the number of subscribers increases, or if existing or future subscribers increase their use of limited bandwidth. Market acceptance of our LBS will depend in part on the quality of these wireless networks and the ability of our wireless carrier customers to effectively manage their subscribers’ expectations.

Wireless communications have experienced a variety of outages and other delays as a result of infrastructure and equipment failures and could face outages and delays in the future. These outages and delays could affect our ability to provide our LBS successfully. In addition, changes by a wireless carrier to its network infrastructure may interfere with the integration of our servers with their network and delivery of our LBS and may cause end users to lose functionality for services they have already purchased. Any of the foregoing could harm our business, operating results and financial condition.
We cannot control the quality standards of our wireless carrier customers, their mobile phone providers and other technology customers. We cannot guarantee that the mobile phones are free from errors or defects. If errors or defects occur in mobile phones or services offered by our wireless carrier customers, it could result in consumers terminating our services, damage to our reputation, increased customer service and support costs, warranty claims, lost revenue and diverted development resources, any of which could adversely affect our business, results of operations and financial condition.
Mergers, consolidations or other strategic transactions in the wireless communications industry could weaken our competitive position, reduce the number of our wireless carrier customers and adversely affect our business.
The wireless communications industry continues to experience consolidation and an increased formation of alliances among wireless carriers and between wireless carriers and other entities. Should one of our wireless carrier customers consolidate or enter into an alliance with another carrier, this could have a material adverse impact on our business. Such a consolidation or alliance may cause us to lose a wireless carrier customer or require us to reduce prices as a result of enhanced customer leverage, which would have a negative effect on our business. For example, if SoftBank completes its acquisition of a majority ownership interest of Sprint, SoftBank may decide to unbundle our services from those generally offered to subscribers as of July 1, 2013, which would have a material, negative effect on our revenue. We may not be able to expand our base of wireless carrier customers to offset revenue declines if we lose a wireless carrier customer or if the number of end users for our services declines.
In addition, if two or more of our competitors or wireless carrier customers were to merge or partner, the change in the competitive landscape could adversely affect our ability to compete effectively. Our competitors may also establish or strengthen cooperative relationships with their wireless carrier customers, sales channel partners or other parties with whom we have strategic relationships, thereby limiting our ability to promote our LBS. These events could reduce our revenue and adversely affect our operating results.
Reduced expenditures for mobile phones, wireless services or new vehicles due to adverse or uncertain economic conditions may negatively affect our business and results of operations.
Recent adverse economic conditions and future uncertainties may directly affect the marketing and distribution of mobile phones and our LBS by our wireless carrier customers and purchase of our automobile manufacturer customer’s new vehicles. As current and future conditions in the domestic and global economies remain uncertain, it is difficult to estimate the level of economic growth, which may cause some wireless carriers to emphasize marketing basic voice services rather than data services, such as LBS. In addition, subscribers may try to reduce their monthly expenses by reducing spending on discretionary wireless services, such as ours. In addition, with an increasing percentage of our revenue coming from automobile navigation products purchased in connection with the purchase of a new vehicle, we may experience a decline in revenue if spending on new vehicles is impacted due to economic conditions. Accordingly, the future direction of the overall domestic and global economies will have an impact on our overall performance. Economic conditions are beyond our control. If these economic conditions worsen or fail to improve, we may experience reduced demand for and pricing pressure on our LBS, which could harm our operating results.
Changes in business direction and market conditions could lead to charges related to structural reorganization and discontinuation of certain products or services, which may adversely affect our financial results.
In response to changing market conditions and the desire to focus on new and more potentially attractive opportunities, we may be required to strategically realign our resources and consider restructuring, eliminating, or otherwise exiting certain business activities. Any decision to reduce investment in or dispose of or otherwise exit business activities may result in the recording of special charges, such as workforce reduction and excessive facility space costs.
Risks related to our intellectual property and regulation
We operate in an industry with extensive intellectual property litigation. Claims of infringement against us, our wireless carrier customers, or other business partners may cause our business, operating results and financial condition to suffer.
Our commercial success depends in part upon us, our partners and our customers not infringing intellectual property rights owned by others and being able to resolve claims of intellectual property infringement without major financial expenditures and/or need to alter our technologies or cease certain activities. We operate in an industry with extensive intellectual property litigation and it is not uncommon for our wireless carrier customers, handset manufacturing partners, and competitors to be involved in infringement lawsuits by or against third parties. Many industry participants that own, or claim to own, intellectual property aggressively assert their rights, and our wireless carrier customers and other business partners, who we agree in certain circumstances to indemnify for intellectual property infringement claims related to our services, are often targets of such assertions. We cannot determine with certainty whether any existing or future third party intellectual property rights would require us to alter our technologies, obtain licenses or cease certain activities.
We have received, and may in the future receive, claims from third parties alleging infringement and other related claims. As of the date of this Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, we were named as a defendant in several cases alleging that our services infringe other parties' patents, as well as other matters. See Part I, Item 3, “Legal Proceedings,” in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 for a description of these matters. These cases and future litigation may make it necessary to defend ourselves and our wireless carrier customers and other business partners by determining the scope, enforceability and validity of third party proprietary rights or to establish our proprietary rights. Some of our competitors may have substantially greater resources than we do and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us, our wireless carrier customers or our other business partners. These companies typically have little or no product revenue and therefore our patents may provide little or no deterrence against such companies filing patent infringement lawsuits against us. Regardless of whether claims that we are infringing patents or other intellectual property rights have any merit, these claims are time consuming and costly to evaluate and defend and could:

• adversely affect our relationships with our current or future wireless carrier customers and other business partners;
• cause delays or stoppages in the shipment of Telenav enabled or preloaded mobile phones or vehicles, or cause us to modify or suspend the provision of our LBS;
• cause us to incur significant expenses in defending claims brought against our wireless carrier customers, other business partners or us;
• divert management's attention and resources;
• subject us to significant damages or settlements;
• require us to enter into settlements, royalty or licensing agreements on unfavorable terms; or
• require us or our business partners to cease certain activities and/or modify our products or services.
In addition to liability for monetary damages against us or, in certain circumstances, our wireless carrier customers, we may be prohibited from developing, commercializing or continuing to provide certain of our LBS unless we obtain licenses from the holders of the patents or other intellectual property rights. We cannot assure you that we will be able to obtain any such licenses on commercially reasonable terms, or at all. If we do not obtain such licenses, our business, operating results and financial condition could be materially adversely affected and we could, for example, be required to cease offering our LBS or be required to materially alter our LBS, which could involve substantial costs and time to develop.
Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, damages caused by defective software and other losses.
Our agreements with our customers include indemnification provisions. We agree to indemnify them for losses suffered or incurred in connection with our LBS or navigation products, including as a result of intellectual property infringement, damages caused by defects and damages caused by viruses, worms and other malicious software. The term of these indemnity provisions is generally perpetual after execution of the corresponding agreement, and the maximum potential amount of future payments we could be required to make under these indemnification provisions is generally substantial and may be unlimited. In addition, some of these agreements permit our indemnitees to terminate their agreements with us if they determine that the use of our LBS or navigation products infringes third party intellectual property.
We have received, and expect to receive in the future, demands for indemnification under these agreements. These demands can be very expensive to settle or defend, and we have in the past incurred substantial legal fees and settlement costs in connection with certain of these indemnity demands. Furthermore, we have been notified by several wireless carriers that they have been named as defendants in certain patent infringement cases for which they may seek indemnification from us. See the section entitled “Legal Proceedings.” These indemnity demands relate to pending litigation and remain outstanding and unresolved as of the date of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012.

Large future indemnity payments and associated legal fees and expenses, including potential indemnity payments and legal fees and expenses relating to the current or future notifications, could materially harm our business, operating results and financial condition.
We may in the future agree to defend and indemnify our customers in connection with the pending notifications or future demands, irrespective of whether we believe that we have an obligation to indemnify them or whether we believe that our services and products infringe the asserted intellectual property rights. Alternatively, we may reject certain of our customers’ indemnity demands, which may lead to disputes with our customers and may negatively impact our relationships with them or result in litigation against us. Our customers may also claim that any rejection of their indemnity demands constitutes a material breach of our agreements with them, allowing them to terminate such agreements. Our agreements with certain customers may be terminated in the event an infringement claim is made against us and it is reasonably determined that there is a possibility our technology or services infringed upon a third party’s rights. If, as a result of indemnity demands, we make substantial payments, our relationships with our customers are negatively impacted or if any of our wireless carrier agreements is terminated, our business, operating results and financial condition could be materially adversely affected. See the section entitled “Legal Proceedings.”
The occurrence or perception of a security breach or disclosure of confidential information could harm our business.
Our LBS include the transmission and storage of personal, private and confidential information primarily related to the location of our end users. If there is a security breach or if there is an inappropriate disclosure of any of these types of information, we could be exposed to investigations, litigation, fines and penalties. Remediation of and liability for loss or misappropriation of end user or employee personal information could have a material adverse effect on our business and financial results. Even if we were not held liable for such event, a security breach or inappropriate disclosure of personal, private or confidential information could harm our reputation and our relationships with current and potential end users. Even the perception of a security risk could inhibit market acceptance of our LBS. In addition, we may be required to invest additional resources to protect against damages caused by any actual or perceived disruptions of our LBS or security breaches. We may also be required to provide information about the location of an end user’s mobile phone (or vehicle, with respect to certain of our enterprise LBS ) to government authorities, which could result in public perception that we are providing the government with intelligence information and deter some end users from using our services. Any of these developments could harm our business.
Changes in government regulation of the wireless communications industry and the automobile industry may adversely affect our business.
It is possible that a number of laws and regulations may be adopted in the United States and elsewhere that could restrict the wireless communications industry or further regulate the automobile industry, including laws and regulations regarding lawful interception of personal data, hands free use of mobile phones or navigation services within autos or the control of such use, privacy, taxation, content suitability, copyright and antitrust. Furthermore, the growth and development of electronic storage of personal information may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours that store personal information. We anticipate that regulation of our industry will increase and that we will be required to devote legal and other resources to address this regulation. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the wireless communications or automobile industries may make operation more costly, and may materially reduce our ability to increase or maintain sales of our LBS.
We may become subject to significant product liability costs.
If our LBS or products contain defects, there are errors in the maps supplied by third party map providers or if our end users do not heed our warnings about the proper use of these products, collisions or accidents could occur resulting in property damage, personal injury or death. If any of these events occurs, we could be subject to significant liability for personal injury and property damage and under certain circumstances could be subject to a judgment for punitive damages. We maintain limited insurance against accident related risks involving our products. However, we cannot assure you that this insurance would be sufficient to cover the cost of damages to others or will continue to be available at commercially reasonable rates. In addition, we may be named as a defendant in litigation by consumers individually or on behalf of a class if their handsets or automobiles suffer problems from software downloads from our customers. If we are unable to obtain indemnification from our customer for any damages or legal fees we may incur in connection with such complaints, our financial position may be adversely impacted. In addition, insurance coverage generally will not cover awards of punitive damages and may not cover the cost of associated legal fees and defense costs. If we are unable to maintain sufficient insurance to cover product liability costs or if our insurance coverage does not cover an award, our business, financial condition and results of operations could be adversely affected.
Government regulation designed to protect end user privacy may make it difficult for us to provide our services or adopt advertising based revenue models.
We transmit and store a large volume of personal information in the course of providing our LBS. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world. This government action is typically intended to protect the privacy and security of personal information that is collected, stored and transmitted in or from the governing jurisdiction.
Legislation may also be adopted in various jurisdictions that prohibits use of personal information and search histories to target end users with tailored advertising, or provide advertising at all. Although our advertising revenue to date is not significant, we anticipate we will continue to grow advertising revenue in the future to improve average revenue per user in certain markets.
We could be adversely affected if domestic or international legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business. For example, the USA PATRIOT Act provides certain rights to U.S. law enforcement authorities to obtain personal information in the control of U.S. persons and entities without notifying the affected individuals. If we are required to allocate significant resources to modify the delivery of our services to enable enhanced legal interception of the personal information that we transmit and store, our results of operations and financial condition may be adversely affected.

In addition, because various foreign jurisdictions have different laws and regulations concerning the storage and transmission of personal information, we may face unknown requirements that pose compliance challenges in new international markets that we seek to enter. Such variation could subject us to costs, delayed service launches, liabilities or negative publicity that could impair our ability to expand our operations into some countries and therefore limit our future growth.
As privacy and data protection have become more sensitive issues, we may also become exposed to potential liabilities as a result of differing views on the privacy of personal information. These and other privacy concerns could adversely impact our business, results of operations and financial condition.
If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be harmed.
We rely primarily on a combination of patent laws, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. However, our issued patents and any future patents that may issue may not survive a legal challenge to their scope, validity or enforceability, or provide significant protection for us. The failure of our patents to adequately protect our technology might make it easier for our competitors to offer similar products or technologies. In addition, patents may not issue from any of our current or any future applications.
Monitoring unauthorized use of our intellectual property is difficult and costly. The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any failure by us to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could seriously reduce demand for our LBS. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us.
Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information.
We have devoted substantial resources to the development of our proprietary technology, including the proprietary software components of our LBS and related processes. In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of our confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of our confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We use open source software in our LBS platform and client applications that may subject our LBS platform and client applications to general release or require us to re-engineer our LBS platform and client applications, which may cause harm to our business. We use open source software in our LBS platform and client applications and may use more open source software in the future. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. If we combine our proprietary software products with open source software in a certain manner, we could, under certain of the open source licenses, be required to release our proprietary source code. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. Open source license terms may be ambiguous and many of the risks associated with usage of open source cannot be eliminated, and could, if not properly addressed, negatively affect our business. If we were found to have inappropriately used open source software, we may be required to release our proprietary source code, re-engineer our LBS platform and client applications, discontinue the sale of our service in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts, any of which could adversely affect our business, operating results and financial condition.
Risks related to being a publicly traded company and holding our common stock
As a public company, we are obligated to develop and maintain effective internal control over financial reporting. We may not always complete our assessment of the effectiveness of our internal control over financial reporting in a timely manner, or such internal control may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.
The Sarbanes-Oxley Act requires that we test our internal control over financial reporting and disclosure controls and procedures annually. For example, as of June 30, 2012, we performed system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 requires that we incur substantial expense and expend significant management time on compliance-related issues. Moreover, if we are not able to comply with the requirements of Section 404 in the future, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock may decline and we could be subject to sanctions or investigations by the NASDAQ Global Market, the SEC or other regulatory authorities, which would require significant additional financial and management resources.
We will incur continued high costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we incur significant legal, accounting, investor relations and other expenses, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the stock exchange on which our common stock is traded. We are generally not eligible to report under reduced disclosure requirements or benefit from longer phase in periods for “emerging growth companies” as such term is defined in the Jumpstart Our Business Act of 2012. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically over the past several years. We expect these rules and regulations to continue to impact our legal and financial compliance costs substantially and to make some activities more time consuming and costly. We are unable currently to estimate these costs with any degree of certainty. We also expect that, over time, it may be more expensive for us to obtain director and officer liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers if we cannot provide a level of insurance coverage that they believe is adequate.
Regulations relating to offshore investment activities by residents of China may limit our ability to acquire Chinese companies and could adversely affect our business.
In October 2005, SAFE, a Chinese government agency, promulgated “Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles,” or Circular 75, that states that if Chinese residents use assets or equity interests in their Chinese entities as capital contributions to establish offshore companies or inject assets or equity interests of their Chinese entities into offshore companies to raise capital overseas, they must register with local SAFE branches with respect to their overseas investments in offshore companies. They must also file amendments to their registrations if their offshore companies experience material events involving capital variation, such as changes in share capital, share transfers, mergers and acquisitions, spinoff transactions, long term equity or debt investments or uses of assets in China to guarantee offshore obligations. Under this regulation, their failure to comply with the registration procedures set forth in such regulation may result in restrictions being imposed on the foreign exchange activities of the relevant Chinese entity, including restrictions on the payment of dividends and other distributions to its offshore parent, as well as restrictions on the capital inflow from the offshore entity to the Chinese entity.
We attempt to comply, and attempt to ensure that our stockholders who are subject to Circular 75 and other related rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our stockholders who are Chinese residents have complied or will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Circular 75 or other related rules. Any future failure by any of our stockholders who is a Chinese resident, or controlled by a Chinese resident, to comply with relevant requirements under this regulation could subject us to fines or sanctions imposed by the Chinese government, including restrictions on our Chinese subsidiary’s ability to pay dividends or make distributions to us.
If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

We expect that the trading price for our common stock will be affected by any research or reports that industry or financial analysts publish about us or our business. If one or more of the analysts who may elect to cover us downgrade their evaluations of our stock, the price of our stock could decline. For example, in late July 2011, following our earnings release for the three months and fiscal year ended June 30, 2011, several financial analysts published research reports lowering their price targets of our stock. After our announcement and the publication of these reports, our stock price fell more than 40%. If one or more of these analysts cease coverage of our company, our stock may lose visibility in the market, which in turn could cause its price to decline. If our stock were to trade at prices below $5.00 per share in the future as a result of an announcement, financial analysts may terminate coverage of our company due to internal policies within their investment banks, which could result in further stock price declines.
Our stock price has fluctuated significantly and may continue to fluctuate, including decline in the future.
Our common stock was sold in our IPO at $8.00 per share. Although our common stock has traded at prices as high as $22.07 per share, it has also traded at prices as low as $4.65 and has tended to have significant downward and upward price movements in a relatively short time period. Future fluctuations or declines in the trading price of our common stock may result from a number of events or factors, including those discussed in the preceding risk factors relating to our operations, as well as:

• actual or anticipated fluctuations in our operating results;
• changes in the financial projections we may provide to the public or our failure to meet these projections;

•    announcements by us or our competitors of significant technical innovations, relationship changes with key customers, acquisitions, strategic partnerships, joint ventures, capital raising activities or capital commitments;

• the public’s response to our press releases or other public announcements, including our filings with the SEC;
• lawsuits threatened or filed against us; and
• large distributions of our common stock by significant stockholders to limited partners or others who immediately resell the shares.
General market conditions and domestic or international macroeconomic factors unrelated to our performance, such as the continuing unprecedented volatility in the financial markets, may also affect our stock price. For these reasons, investors should not rely on recent trends to predict future stock prices or financial results. Investors in our common stock may not be able to dispose of the shares they purchased at prices above the IPO price, or, depending on market conditions, at all.
The concentration of ownership of our capital stock limits your ability to influence corporate matters.
Our executive officers, directors, current 5% or greater stockholders and entities affiliated with them beneficially owned (as determined in accordance with the rules of the SEC) approximately 48.1% of our common stock outstanding as of December 31, 2012. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Also, these stockholders, acting together, will be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders.